DISTRIBUTION AGREEMENT
                     ----------------------

      This Agreement made on October 9, 2001 by and between AquaCell Technologies, Inc., a Delaware corporation having its main office at 10410 Trademark Street, Rancho Cucamonga, CA 91730 (hereinafter "AquaCell") and Corbett Water Technologies, Inc., a company organized and existing under the laws of Nevada (hereinafter "Dealer" or "Corbett").

                       W I T N E S S E T H

      In consideration of the mutual covenants and agreements herein contained, AquaCell and Corbett agree as follows:

      1. Appointment; Territory. AquaCell hereby authorizes Corbett to act as AquaCell's exclusive distributor in the territory set forth on Exhibit "A" (hereinafter the "territory"), with respect to AquaCell products (hereinafter the "product" or "products").

      2. Limitations on Appointment. Without AquaCell's prior written consent, Corbett shall neither solicit orders for the sale of products outside of the territory, nor engage in the solicitation of orders for the sale of items to customers located within the territory on the following orders generated by:

          (a)  Roto-Rooter pursuant to separate agreement;

          (b) Global Water-Aquacell in connection with its Government Services Administration contract;

          (c)  Global Water-Aquacell to its current customers;
and

          (d)  AquaCell Media.

      3.    AquaCell's  Duties.   Subject  to  all  other  terms,
provisions and conditions hereof, AquaCell will:

          (a) Sell all products required to be sold to Dealer at the prices set forth on Exhibit "B".

          (b) Furnish Dealer with such manuals, parts, catalogs, price lists, technical data and sales assistance as AquaCell in its sole discretion, shall deem appropriate. AquaCell's consent to furnish such items pursuant to Dealer's reasonable requests, shall not be unreasonably withheld.

      4.   Dealer's   Duties.  Subject   to   all   other  terms,
provisions and conditions  hereof, Dealer will:

          (a)   Sell  the  products   within   the  territory  in
accordance with the terms and conditions hereof and/or enter into as many Sub-dealer Agreements for the product as Dealer and AquaCell deem proper and adequate to cover the territory.

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          (b)  Pay in full, on a net thirty (30) day  basis,  all
of AquaCell's invoices for products that AquaCell ships for Dealer pursuant to Dealer's orders. All shipments shall be made
F.O.B. AquaCell's place of business.

          (c)  Return to AquaCell upon its request, all materials
AquaCell furnishes pursuant to Paragraph 3(c) hereof, it being understood that the same shall remain AquaCell's property.

          (d) Send to AquaCell, at the end of each month, a copy of all Dealer invoices for AquaCell products sold during such month.

      5. AquaCell's Warranty. AquaCell makes no warranty or representation with respect to any of the products, except those, if any, made under its standard warranty. A copy of such warranty is annexed hereto as Exhibit "C", and made a part hereof as though set forth at length herein. AquaCell reserves the right to amend such warranty from time to time, and Dealer shall not in any manner make any representations intended to alter or amend said warranty. The rights and obligations of each of the parties with respect to said warranty are as follows:

           (a) Pursuant to written instructions from AquaCell, Dealer shall deliver a copy of the applicable warranty to every purchaser of the products from Dealer.

           (b) AquaCell will furnish Dealer with a replacement and Dealer shall then replace any of the products which shall be defective in material or workmanship. If any customer makes a claim under a warranty other than the latest applicable warranty with respect to which AquaCell has notified Dealer, Dealer shall promptly refer such claim to AquaCell before taking any other action with regard thereto.

      6. Term. This Agreement shall remain in effect for a period of five (5) years from the date hereof, and thereafter it shall be extended automatically on a year-to-year basis subject to the termination rights set forth below:

           (a) Either party may cancel and terminate this Agreement at the end of the initial five (5) year term or at the end of any renewal term by giving at least ninety (90) days' written notice thereof prior to the termination date of the Agreement.

      7. Noncompetition; Confidential Information. For so long as this Agreement shall remain in effect and for a period one year thereafter:

           (a)   Dealer  shall  not, directly or  indirectly,  be
involved   as   owner,  partner,  shareholder,  joint   venturer,
director, employee, or otherwise, in the conduct of any business that competes with AquaCell in the territory.

           (b) Dealer shall not solicit business from any of AquaCell's customers, except on behalf and for the benefit of AquaCell nor shall Dealer solicit any of Aquacell's employees or other sales representatives for the purpose of being employed by Dealer or by any party in which Dealer is an owner or employee.

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           (c)   Dealer acknowledges that certain information  of
AquaCell, such as AquaCell's sales manuals, price lists, customer lists and similar materials, are AquaCell's trade secrets and shall be and remain AquaCell's sole and exclusive confidential
property.   Dealer  shall not disclose any  such  information  to
others.   Dealer  shall not use such confidential information  in
any way except in furtherance of its services on AquaCell's behalf.

           (d)   Dealer  acknowledges that in the  event  of  its
breach, or threatened breach, of any of the provisions of Paragraphs 7(a), (b) and (c) hereof, AquaCell's remedy at law would be inadequate, and that the damages flowing from such breach would not be readily susceptible of being measured in monetary terms. Accordingly, upon Dealer's violation or threatened violation of any of the foregoing provisions, AquaCell shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

     8. Assignment. This Agreement is not assignable by either party without the prior written consent of the other.

     9. Dealer Status. Nothing in this Agreement shall be construed in such a manner as to constitute Dealer the agent or legal representative of AquaCell for any purpose whatsoever. Dealer shall have no authority whatsoever, whether express or implied, to assume, create or incur any obligation or liability whatsoever on behalf or in the name of AquaCell, or to bind AquaCell in any manner whatsoever. AquaCell shall not be liable for any damages, loss, cost, or expense whatsoever, including incidental or consequential damages, resulting from any sale, service, repair or replacement performed by Dealer, except to the extent expressly provided herein with respect to AquaCell's warranty.

      10. Shares to be Acquired. Corbett will sell to AquaCell fifteen percent (15%) of its issued and outstanding common stock in exchange for AquaCell stock as follows:

           (a) That number of shares of AquaCell common stock equal to $1,500,000 calculated by taking the average closing price of AquaCell common stock on the five (5) business days immediately preceding the execution of the Letter of Intent as the denominator and $1,500,000 as the numerator.

     11.  Warrants.  Upon closing, AquaCell will issue to Corbett
300,000  common stock purchase warrants exercisable over  a  five
(5) year period as follows:


         (a) 100,000 warrants exercisable @ $5.00 per share;

         (b) 100,000 warrants exercisable @ $6.00 per share; and

         (c) 100,000 warrants exercisable @ $7.00 per share.

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           All  warrants  will be immediately  exercisable,  will
contain demand registration rights after one (1) year and piggy-back registration rights subject to underwriter's approval and may be redeemed by AquaCell upon certain conditions.

      12. Initial Order. Upon execution of this Agreement, Corbett shall place an initial order with Global Water-Aquacell in the amount of $250,000. Payment terms for this initial order shall be agreed by AquaCell and Dealer, based on a reasonable manufacturing and shipping schedule, irrespective of paragraph 4(b) of this Agreement.

      13. Entire Agreement. This Agreement supercedes any and all prior agreements between AquaCell and Dealer with regard to the matters herein contained, and constitutes the entire Agreement between the parties hereto with regard to such matters. Neither this Agreement nor any of the provisions, terms or conditions hereof may be waived, altered, abridged, modified or amended, except in writing, and signed by the party against whom the enforcement thereof is sought.



      IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                              AquaCell Technologies, Inc.


                                 /s/ James C. Witham
                              By:_______________________________
                                     James C. Witham,
                                     Chief Executive Officer

                              Corbett Water Technologies, Inc.


                                 /s/ Brad Corbett, Jr.
                              By:_______________________________
                                     Brad Corbett, Jr.,
                                     Chairman and
                                     Chief Executive Officer

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                             Exhibit "A"


                              Territory



                            United States



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                             Exhibit "B"


                       Model                 Price
                       -----                 -----
          Purific Water Cooler Model 500      $725
          Purific Water Cooler Model 300      $575
          Purific Water Cooler Model 100      $425



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                             Exhibit "C"


                 [Insert standard warranty language]



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